UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 5, 2009

Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-24939

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101

(Address of principal executive offices including zip code)

(626) 768-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-(c))

ITEM 1.01	Entry into a Material Definitive Agreement

Purchase and Assumption Agreement

Effective November 6, 2009, East West Bank, a California state-chartered bank (the “Bank”) and wholly owned subsidiary of East West Bancorp, Inc., a Delaware corporation (the “Company”), acquired substantially all of the assets and assumed substantially all of the liabilities of United Commercial Bank, a California state-chartered bank headquartered in San Francisco, California (“United Commercial Bank”), from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for United Commercial Bank (the “Acquisition”). United Commercial Bank, based in San Francisco, California, was the wholly owned subsidiary of UCBH Holdings, Inc. As of October 23, 2009, United Commercial Bank had total assets of approximately $11.2 billion and total deposits of approximately $7.5 billion.

The Acquisition was made pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on November 6, 2009 (the “Purchase and Assumption Agreement”). The Acquisition included all 63 U.S. branches of United Commercial Bank, which opened as branches of the Bank as of Monday, November 9, 2009. It also included the Hong Kong branch of United Commercial Bank and United Commercial Bank (China) Limited, the subsidiary of United Commercial Bank headquartered in Shanghai, China. The Bank’s acquisition of this Chinese subsidiary has passed preliminary review by the China Banking Regulatory Commission.

Based upon a preliminary closing with the FDIC as of November 6, 2009, the Bank acquired $10.4 billion in assets, including $7.7 billion in loans, and will assume $9.2 billion in liabilities, including $6.5 billion in deposits of United Commercial Bank. The foregoing amounts represent United Commercial Bank’s book value for these assets and liabilities and do not necessarily reflect fair value. These amounts are estimates and, accordingly, are subject to adjustment based upon final settlement with the FDIC. The Bank paid the FDIC a premium of approximately 1.1% for the right to assume all of the deposits of United Commercial Bank. In addition, the FDIC transferred to the Bank all qualified financial contracts to which United Commercial Bank was a party and such contracts remain in full force and effect.

In connection with the Acquisition, the Bank entered into a loss-sharing arrangement with the FDIC that covered approximately $7.7 billion of United Commercial Bank’s assets. The Bank will share in the losses on the asset pools (including single family residential mortgage loans, commercial loans, and foreclosed loan collateral) covered under the loss-sharing arrangement. Pursuant to the terms of the loss sharing arrangement, the FDIC is obligated to reimburse the Bank for 80% of eligible losses of up to $2.05 billion with respect to covered assets. The FDIC will reimburse the Bank for 95% of eligible losses in excess of $2.05 billion with respect to covered assets. The Bank has a corresponding obligation to reimburse the FDIC for 80% or 95%, as applicable, of eligible recoveries with respect to covered assets.

Investment Agreements

The Company entered Investment Agreements, each effective as of November 5, 2009 (the “Investment Agreements”), with qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which the Company raised, in the aggregate, approximately $500 million through direct sales to such Investors of equity securities of the Company (the “Private Placement”). The Private Placement, which was completed on November 6, 2009, includes several of the Company’s largest institutional stockholders.

Under the terms of the Investment Agreements, the Investors purchased, in the aggregate, 18,247,012 shares of the Company’s common stock at a purchase price of $9.04 per share and 335,047 shares of a newly authorized series of the Company’s preferred stock, designated as Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, par value $0.001 (the “Series C Preferred Stock”) at a purchase price and liquidation preference of $1,000 per share. After the receipt of certain approvals, as described in more detail below, each share of the Series C Preferred Stock will automatically convert into the Company’s common stock at an initial conversion price of $9.04 per share of common stock, subject to customary anti-dilution adjustments. Subject to certain exceptions, none of the securities sold to the Investors under the Investment Agreements may be transferred for a period of six months after the closing.

The foregoing summary of the Purchase and Assumption Agreement and the Investment Agreements is not complete and is qualified in its entirety by reference to the full text of the Purchase and Assumption Agreement and certain exhibits attached thereto and the full text of the form of Investment Agreement, copies of which are attached hereto as Exhibits 2.1 and 10.1, respectively, and incorporated by reference herein.

ITEM 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

ITEM 3.02	Unregistered Sales of Equity Securities

On November 6, 2009, in the Private Placement, the Company issued and sold 18,247,012 shares of its common stock at a purchase price of $9.04 per share and 335,047 shares Series C Preferred Stock. The Private Placement was made pursuant to the Investment Agreements. The Private Placement was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

The rights, preferences and privileges of the Series C Preferred Stock are set forth in the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware, as described below.

The Series C Preferred Stock of each holder will convert into shares of common stock at the conversion price of $9.04 per share (subject to certain anti-dilution adjustments) on the third business day following the receipt by the Company and/or holder of Series C Preferred Stock of the following approvals: (i) the approval by the holders of the Company’s common stock of the conversion of the Series C Preferred Stock into common stock as required by the applicable Nasdaq Stock Market rules and (ii) as to a holder, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Dividends on the Series C Preferred Stock are payable, on a cumulative basis, when, as and if declared by the Company’s board of directors. Dividends will be payable in cash and in kind in additional shares of Series C Preferred Stock as provided below. Cash dividends are payable at an annual rate equal to the sum of (A) the greater of (i) LIBOR and (ii) 1% plus (B) 10% (to a maximum of 13%), multiplied by the sum of (A) the liquidation preference plus (B) all accrued and unpaid dividends for any prior dividend period. If, however, the dividends payable to holders of common stock for a dividend period are higher than the cash dividend computed in accordance with the foregoing sentence, holders of Series C Preferred Stock will receive the as-converted dividend instead. Dividends payable in kind are payable at an annual rate equal to 5% multiplied by the sum of (A) the liquidation preference plus (B) all accrued and unpaid dividends for any prior dividend period.

The Series C Preferred Stock ranks on a parity with the Company’s outstanding shares of preferred stock and senior to the outstanding common stock with respect to dividend rights and rights on liquidation, winding up and dissolution.

Pursuant to the Investment Agreements, the Company is required to prepare and file a shelf registration statement with the Securities and Exchange Commission covering all shares of common stock and Series C Preferred Stock issued under the Investment Agreements, any securities issuable upon conversion of the Series C Preferred Stock, and any additional shares of common stock or Series C Preferred Stock that may be issued from time to time pursuant to the Investment Agreements, including by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger or other reorganization.

The Series C Preferred Stock is not redeemable by the holders, but may be redeemed by the Company following the fifth anniversary of its issuance at a redemption price per share equal to the greater of (i) 125% of the liquidation preference plus all accrued and unpaid dividends and (ii) 110% of the closing price of the common stock for trading day prior to the date of redemption multiplied by the number of shares of common stock into which one share of Series C Preferred Stock would be convertible on such date if such shares of Series C Preferred Stock were converted on that date following receipt of stockholder approval and, if applicable, regulatory approval as described above; provided that, in no event will the redemption price exceed 150% of the amount calculated in accordance with clause (i) above. Holders of the Series C Preferred Stock have no voting rights, including no right to elect directors, except as required by law and under the limited circumstances described in the Certificate of Designations.

The foregoing summary of the Series C Preferred Stock is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designations of the Series C Preferred Stock, a copy of which is attached hereto as Exhibits 3.1/4.1 and incorporated by reference herein.

ITEM 3.03	Material Modification to Rights of Security Holders

The information set forth under “Item 3.02 Unregistered Sales of Equity Securities” is incorporated by reference into this Item 3.03.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 6, 2009, the Company filed with the Delaware Secretary of State a Certificate of Designations establishing the terms of the Series C Preferred Stock. This Certificate of Designations is filed as an exhibit to this Current Report and is incorporated by reference into this Item 5.03.

ITEM 7.01	Regulation FD Disclosure

On November 6, 2009, the Company issued a press release announcing the Acquisition and the Private Placement. A copy of this press release is attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.

On November 9, 2009, the Company presented a slide presentation regarding the Acquisition. The investor slide presentation is furnished, not filed, as Exhibit 99.2 to this Current Report.

ITEM 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report no later than January 22, 2010.

(b) Pro Forma Financial Information

To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Current Report no later than January 22, 2010.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1	Purchase and Assumption Agreement - Whole Bank - All Deposits, among the Federal Deposit Insurance Corporation, Receiver of United Commercial Bank, San Francisco, California, the Federal Deposit Insurance Corporation and East West Bank, dated as of November 6, 2009.

3.1,4.1	Certificate of Designations of Mandatory Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C.

10.1	Form of Investment Agreement by and between the Company and the respective Purchaser thereto.

99.1	Press Release, dated November 6, 2009, announcing the Acquisition and the Private Placement.

99.2	Investor slide presentation presented on November 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: November 11, 2009	EAST WEST BANCORP, INC. (Registrant)

	By:	/S/ THOMAS J. TOLDA
	Name:	Thomas J. Tolda
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Purchase and Assumption Agreement - Whole Bank - All Deposits, among the Federal Deposit Insurance Corporation, Receiver of United Commercial Bank, San Francisco, California, the Federal Deposit Insurance Corporation and East West Bank, dated as of November 6, 2009.

3.1,4.1	Certificate of Designations of Mandatory Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C.

10.1	Form of Investment Agreement by and between the Company and the respective Purchaser Parties thereto.

99.1	Press Release, dated November 6, 2009, announcing the Acquisition and the Private Placement.

99.2	Investor slide presentation presented on November 9, 2009.